Exhibit 99.1

PRESS RELEASE

Teradyne Reports Third Quarter Results

BOSTON—(BUSINESS WIRE)—October 14, 2003—Teradyne, Inc. (NYSE: TER) reported sales of $329 million for the third quarter of 2003, and a net loss on a Generally Accepted Accounting Principles (GAAP) basis of $53.5 million, or $0.28 per share. The pro forma net loss for the third quarter of 2003 was $26.8 million, or $0.14 per share before special charges. Net orders increased 10% from the previous quarter, to $336 million.

“On balance, we are encouraged by our results in the quarter,” said George Chamillard, Teradyne Chairman and CEO. “Our orders improved, and our new products are gaining momentum. The third quarter marked our eighth successive period of increasing orders and our book-to-bill ratio was greater than one-to-one for the first time in three years. In addition we made progress lowering costs during the quarter, enabling us to continue on the path to profitability.

“Therefore, in the fourth quarter, we are projecting sales to be between $335 to $340 million, and break-even results, on a pro forma operating basis.”

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, October 15, 2003, at 10:00 a.m. E.D.T. The call will be webcast at www.teradyne.com (click on “Investors”). A replay will be available via phone starting at Noon E.D.T. and continuing through October 29, 2003. The replay may be accessed by calling 1-800-642-1687 in the US and Canada, or 706-645-9291 outside the US and Canada, and providing conference code 3087243, or by visiting www.teradyne.com and clicking on “Investors” for a link to the replay. In our earnings release, conference call and webcast, we may use or discuss pro forma, or non-GAAP, financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure can be found on the Teradyne website at www.teradyne.com, by clicking on “Investors” and then selecting the GAAP Reconciliation link.

Pro Forma Results

In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses pro forma or non-GAAP results of operations that exclude certain charges. Teradyne reports pro forma results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the pro forma measure helps indicate underlying trends in Teradyne’s business, and management uses pro forma measures to plan and forecast future periods, and to establish operational goals.

Earnings guidance is provided only on a pro forma basis due to the difficulty in forecasting and quantifying the amounts that would be required to be included in the GAAP measure. Although Teradyne expects certain known charges, such as some amount of severance due to workforce reductions, other additional charges excluded from the pro forma measure are dependent on numerous presently unknown factors. For example, further goodwill or real estate impairment charges are dependent upon future market conditions and valuations that are not presently determinable.

Pro forma information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

About Teradyne

Teradyne (NYSE:TER) is the world’s largest supplier of Automatic Test Equipment, and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6300 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Safe Harbor Statement

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. Such statements are made pursuant to the “safe harbor” provisions established by securities legislation, and are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s financial results to differ materially from our expectations. These forward-looking statements include statements regarding our revenue and profit and loss expectations, our future business strategies and market opportunities, improvements in our business, backlog and design-ins, demand for our products and the general economic outlook. Among the factors that could cause results to differ from expectations are the following: recurrent downturn or slower recovery in market demand for electronics (including especially the markets for semiconductor and telecommunications equipment) which has been affected by the economic slowdown that began in 2000; uncertainty and adverse changes in general economies worldwide; geopolitical turmoil or the threat of terrorist attacks; uncertainty regarding the future growth rate of worldwide economies, which has caused many companies to reduce or delay capital investment; technological and market changes; Teradyne’s ability to protect its intellectual property; the historically cyclical nature of the markets that Teradyne serves; new product development and delays; uncertainty of customer acceptance of new orders; decisions by customers to cancel or defer orders that previously had been accepted; the presence of intense competition throughout the world in each of our operating segments from substantial competitors; the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; the possibility of intense price competition and the resulting prospect of having to lower our prices and therefore possibly our revenue; the impact of and our ability to manage the effects of past or future acquisitions or divestitures; the class action securities litigation brought against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes in 2001; the availability of additional financing; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K and quarterly reports on Form 10-Q. Teradyne assumes no obligation to update the information in this press release.

TERADYNE, INC. REPORT FOR THIRD FISCAL QUARTER OF 2003

CONDENSED CONSOLIDATED OPERATING STATEMENTS (GAAP) (in thousands, except per share amounts)

	Quarter Ended:		Nine Months Ended:
	09/28/03	09/29/02	09/28/03	09/29/02
Net Revenues	$329,172	$330,732	$995,277	$888,638
Cost of Revenues	230,622	256,231	724,013	712,153
Engineering and Development	61,248	78,002	193,637	219,626
Selling and Administrative	60,062	74,318	188,976	224,757
Restructuring and Other Charges	23,330	60,397	56,194	66,482
Goodwill Impairment	—	78,486	—	78,486
Other and Interest	5,224	(174)	9,858	3,457

Net Expenses	380,486	547,260	1,172,678	1,304,961

Loss Before Income Taxes	(51,314)	(216,528)	(177,401)	(416,323)
Income Tax Expense (Benefit)	2,200	(49,695)	5,100	(121,621)

Net Loss	$(53,514)	$(166,833)	$(182,501)	$(294,702)

Net Loss per Common Share—Basic and Diluted	$(0.28)	$(0.91)	$(0.98)	$(1.61)

Shares used in calculation of Net Loss per Common Share—Basic and Diluted	189,479	183,063	186,611	182,776

Gross Orders	$337,025	$247,210	$953,549	$757,489

Net Orders	$336,304	$231,493	$929,926	$670,149

RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

The following is a reconciliation of GAAP Net Loss to Pro Forma Net Loss:
	Quarter Ended:		Nine Months Ended:
	09/28/03	09/29/02	09/28/03	09/29/02
GAAP Loss Before Income Taxes	$(51,314)	$(216,528)	$(177,401)	$(416,323)
Pro Forma Adjustments:
Asset Impairments (1)	$11,373	$3,780	$36,280	$4,604
Workforce Reductions (2)	10,162	12,222	19,725	17,483
Mortgage Prepayment and Other (3)	5,015	(1,741)	5,015	(1,741)
Accelerated Depreciation (4)	1,456	—	10,208	—
Inventory Provision Recovery (5)	(1,318)	—	(1,318)	—
Goodwill Impairment (6)	—	78,486	—	78,486
Facility Closures (7)	—	44,395	2,422	44,395
Product Line Discontinuance (8)	—	1,426	—	1,426

Pro Forma Loss Before Income Taxes	(24,626)	(77,960)	(105,069)	(271,670)
Pro Forma Income Tax Expense (Benefit) (9)	2,200	(28,066)	5,100	(97,801)

Pro Forma Net Loss	$(26,826)	$(49,894)	$(110,169)	$(173,869)

Pro Forma EPS	$(0.14)	$(0.27)	$(0.59)	$(0.95)

3rd Quarter Activity

(1)	The asset impairment charge of $11.4 million, which is included in the Restructuring and Other Charges line on the GAAP Operating Statement, for the third quarter of 2003 consists of the following:

-	$11.2 million charge primarily for the sale and leaseback of manufacturing assets at the Connection Systems Division; and
-	$0.2 million for the impairment of manufacturing equipment at the Circuit Board Test and Inspection Division.

The asset impairment charge of $3.8 million, which is included in the Restructuring and Other Charges line on the GAAP Operating Statement, for the third quarter of 2002 consists of the following:

-	$2.7 million for a Connection Systems Division held for sale facility at Nashua, NH; and
-	$1.1 million for a Corporate held for sale facility at Stoughton, MA.

(2)	The workforce reduction charge in the third quarter of 2003 of $10.2 million was for approximately 340 people across all functional groups and divisions. The workforce reduction charge in the third quarter of 2002 of $12.2 million was for approximately 500 people across all functional groups and divisions. These charges for workforce reduction are included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(3)	The mortgage prepayment and other charge of $5.0 million for the third quarter of 2003 consists of the following:

-	$3.2 million of penalties related to the prepayment of our mortgage at Corporate, which is included on the Other and Interest line on the GAAP Operating Statement; and
-	$1.8 million primarily for contractual penalties associated with resizing our business at our Connection Systems Division, which is included on the Restructuring and Other Charges line on the GAAP Operating Statement.

The other gain of $1.7 million for the third quarter of 2002 consists of a $7.1 million gain from the repayment of a loan to a divested entity previously valued at zero, offset to a lesser extent by an other-than-temporary impairment of a common stock investment of $3.1 million and a writedown of a mortgage loan to an engineering services provider of $2.3 million. The gain is included on the Other and Interest line on the GAAP Operating Statement.

(4)	The $1.5 million charge for accelerated depreciation in the third quarter of 2003 relates to the incremental additional depreciation over the normal depreciation expense for long-lived assets as a result of the decision to consolidate data storage at Corporate and therefore shorten the service period. In the GAAP Operating Statement, the $1.5 million charge is classified as Selling and Administrative.

(5)	The $1.3 million inventory provision recovery in the third quarter of 2003 relates to inventory sold which had been reserved for in the fourth quarter of 2002 at Semiconductor Test Division. The provision recovery is included in the Cost of Revenues line on the GAAP Operating Statement.

(6)	The $78.5 million charge in the third quarter of 2002 for goodwill impairment at the Circuit Board Test and Inspection Division is related to the writedown of goodwill from the GenRad acquisition. The charge is included on the Goodwill Impairment line on the GAAP Operating Statement.

(7)	The facility closure charge of $44.4 million for the third quarter of 2002 consists of the following:

-	$27.3 million for the writedown of machinery and equipment, building and construction-in-progress, and the accrual of certain commitments related to the shutdown of a Connection Systems Division printed circuit board facility in San Diego, CA;
-	$9.7 million for the writedown of Semiconductor Test Division manufacturing facilities held for sale on the west coast; and
-	$6.2 million, $0.7 million, and $0.5 million at the Circuit Board Test and Inspection Division, Semiconductor Test Division, and Connection Systems Division, respectively, for future lease commitments net of sublease income on vacated space.

The charges are included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(8)	The $1.4 million charge in the third quarter of 2002 for product line discontinuance relates to a $1.0 million provision for excess inventory of a discontinued product line at the Circuit Board Test and Inspection Division and $0.4 million for excess inventory related to the shutdown of a printed circuit board facility at the Connection Systems Division in San Diego, CA. This charge is included on the Cost of Revenue line on the GAAP Operating Statement.

(9)	In the fourth quarter of 2002, Teradyne recorded a tax provision to establish a full valuation allowance against its net deferred tax assets. The third quarter of 2003 tax expense relates primarily to a tax provision for foreign taxes and as a result of the full valuation allowance there is no difference between the GAAP and pro forma tax expense. In the third quarter of 2002, prior to establishing a full valuation allowance, Teradyne was recording tax benefits for losses.

The third quarter of 2002 pro forma tax benefit reflects a 36% effective tax rate.

Nine Month Activity

(1)	The asset impairment charge of $36.3 million, of which $32.3 million is included in the Restructuring and Other Charges line, $2.6 million is included in the Other and Interest line, and $1.4 million is included in the Cost of Revenues line on the GAAP Operating Statement, for the first nine months of 2003 consists of the following:

-	$12.1 million for the impairment of long-lived and other assets at the Circuit Board Test and Inspection Division, Connection Systems Division, Diagnostic Solutions Division, and Semiconductor Test Division resulting from abandonments and product line divestitures;
-	$11.2 million charge primarily for the sale and leaseback of manufacturing assets at the Connection Systems Division;
-	$10.4 million charge for a reduction in the fair value of properties held for sale, of which $8.0 million represents revised estimates of fair value for certain properties currently held for sale at the Semiconductor Test Division and the Connection Systems Division and $2.4 million relates to the decision to sell a Connection Systems Division facility in Laverne, CA; and
-	$2.6 million charge for the writedown of a common stock investment at Corporate.

The asset impairment charge of $4.6 million, which is included in the Restructuring and Other Charges line on the GAAP Operating Statement, in the first nine months of 2002 consists of the following:

-	$2.7 million for a Connection Systems Division held for sale facility at Nashua, NH;
-	$1.1 million for a Corporate held for sale facility at Stoughton, MA; and
-	$0.8 million for excess manufacturing equipment held for sale at the Semiconductor Test Division.

(2)	The workforce reduction charge in the first nine months of 2003 of $19.7 million was for approximately 800 people across all functional groups and divisions. The workforce reduction charge in the first nine months of 2002 of $17.5 million was for approximately 742 people across all functional groups and divisions. These charges for workforce reductions are included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(3)	The mortgage prepayment and other charge of $5.0 million in the first nine months of 2003 consists of the following:

-	$3.2 million of penalties related to the prepayment of our mortgage at Corporate, which is included on the Other and Interest line on the GAAP Operating Statement; and
-	$1.8 million primarily for contractual penalties associated with resizing our business at our Connection Systems Division, which is included on the Restructuring and Other Charges line on the GAAP Operating Statement.

The other gain of $1.7 million for the first nine months of 2002 consists of a $7.1 million gain from the repayment of a loan to a divested entity previously valued at zero, offset to a lesser extent by an other-than-temporary impairment of a common stock investment of $3.1 million and a writedown of a mortgage loan to an engineering services provider of $2.3 million. The gain is included on the Other and Interest line on the GAAP Operating Statement.

(4)	The $10.2 million charge for Accelerated Depreciation in the first nine months of 2003 relates to the incremental additional depreciation over the normal depreciation expense for long-lived assets as a result of the decision to consolidate locations and data storage and therefore shorten the service period. The charge consists of the following:

-	$5.7 million at the Circuit Board Test and Inspection Division related to the Westford, MA facility move to North Reading, MA facility;
-	$1.8 million at the Connection Systems Division related to the Hudson, NH and Cavan, Ireland facilities;
-	$1.4 million at Corporate related to data storage consolidation;
-	$0.7 million at the Semiconductor Test Division related to the Bedford, MA facility; and
-	$0.6 million at Corporate related to a Boston facility.

In the GAAP Operating Statement, the $10.2 million charge is classified as:

-	$4.8 million in Cost of Revenues;
-	$3.9 million in Selling and Administrative; and
-	$1.5 million in Engineering and Development.

(5)	The $1.3 million inventory provision recovery in the first nine months of 2003 relates to inventory sold which had been reserved for in the fourth quarter of 2002 at the Semiconductor Test Division. The provision recovery is included in the Cost of Revenues line on the GAAP Operating Statement.

(6)	The $78.5 million charge in the first nine months of 2002 for goodwill impairment at the Circuit Board Test and Inspection Division is related to the writedown of goodwill from the GenRad acquisition. The charge is included on the Goodwill Impairment line on the GAAP Operating Statement.

(7)	The facility closure charge of $2.4 million in the first nine months of 2003 consists primarily of revised estimates of losses due to changes in the assumed amount and timing of sublease income on facilities that have been exited prior to the end of the lease term for the Semiconductor Test Division, Circuit Board Test and Inspection Division, and Connection Systems Division. The charge is included in the Restructuring and Other Charges line on the GAAP Operating Statement.

The facility closure charge of $44.4 million in the first nine months of 2002 consists of the following:

-	$27.3 million for the writedown of machinery and equipment, building and construction-in-progress, and the accrual of certain commitments related to the shutdown of a Connection Systems Division printed circuit board facility in San Diego, CA;
-	$9.7 million for the writedown of Semiconductor Test Division manufacturing facilities held for sale on the west coast; and
-	$6.2 million, $0.7 million, and $0.5 million at the Circuit Board Test and Inspection Division, Semiconductor Test Division, and Connection Systems Division, respectively, for future lease commitments net of sublease income on vacated space.

The first nine months of 2002 charges are included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(8)	The $1.4 million charge in the first nine months of 2002 for product line discontinuance relates to a $1.0 million provision for excess inventory of a discontinued product line at the Circuit Board Test and Inspection Division and $0.4 million for excess inventory related to the shutdown of a printed circuit board facility at the Connection Systems Division in San Diego, CA. This charge is included on the Cost of Revenue line on the GAAP Operating Statement.

(9)	In the fourth quarter of 2002, Teradyne recorded a tax provision to establish a full valuation allowance against its net deferred tax assets. The first nine months of 2003 tax expense relates primarily to a tax provision for foreign taxes and as a result of the full valuation allowance there is no difference between the GAAP and pro forma tax expense. In the first nine months of 2002, prior to establishing a full valuation allowance, Teradyne was recording tax benefits for losses.

The first nine months of 2002 pro forma tax benefit reflects a 36% effective tax rate.

CONDENSED CONSOLIDATED BALANCE SHEETS (GAAP) (In thousands)
	09/28/03	12/31/02
Assets
Cash, Cash Equivalents and Marketable Securities	$239,206	$325,354
Accounts Receivable	225,366	174,838
Inventories	220,808	279,550
Other Current Assets	30,822	29,531

Total Current Assets	716,202	809,273
Net Property, Plant and Equipment	587,625	685,266
Long-term Marketable Securities	302,880	215,703
Goodwill	118,203	118,203
Intangible and Other Assets	73,642	76,620

Total Assets	$1,798,552	$1,905,065

Liabilities
Notes Payable—Banks	$6,986	$6,704
Current Portion of Long-term Debt	298	1,365
Accounts Payable	86,338	63,328
Accrued Employees’ Compensation and Withholdings	91,317	96,848
Deferred Revenue and Customer Advances	25,488	27,615
Other Accrued Liabilities	84,027	73,918
Income Taxes Payable	6,628	9,587

Total Current Liabilities	301,082	279,365
Pension Liability	107,530	106,390
Long-term Other Liabilities	46,993	40,276
Convertible Senior Notes	400,000	400,000
Other Long-term Debt	7,655	50,561

Total Liabilities	863,260	876,592

Shareholders’ Equity
Common Stock	27,247	26,231
Additional Paid-In Capital	1,282,592	1,195,246
Accumulated Other Comprehensive Loss	(65,465)	(66,423)
Retained Earnings	247,975	430,476
Treasury Stock	(557,057)	(557,057)

Total Shareholders’ Equity	935,292	1,028,473

Total Liabilities and Shareholders’ Equity	$1,798,552	$1,905,065

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contact: Teradyne, Inc
Tom Newman, 617-422-2425